Home Equity Loan-Backed Term Notes, GMACM Series 2002-HE3
	Payment Date	01/26/2004

Servicing Certificate	Group 1
Beginning Pool Balance	528,205,707.05
Beginning PFA	0.00
Ending Pool Balance	533,192,634.57
Ending PFA Balance	-
Principal Collections	25,400,111.43
Principal Draws	15,784,173.58
Net Principal Collections	-
Active Loan Count	20,597

Interest Collections	2,141,711.78

Additional Mortgage Loans - Revolving Period	14,699,936.30
Additional Mortgage Loans - Due to Funding Event	0.00

Weighted Average Net Loan Rate	5.20307%
Substitution Adjustment Amount	0.00

Excess Cash	1,378,820.34

	Beginning	Ending				Interest	Security
Term Notes	Balance	Balance	Factor	Principal	Interest	Shortfalls	%	Coupon
Class A-1	210,000,000.00	210,000,000.00	1.0000000	0.00	226,267.71	0.00	38.87%	1.251%
Class A-2	158,000,000.00	158,000,000.00	1.0000000	0.00	175,681.74	0.00	29.25%	1.291%
Class A-3	172,206,000.00	172,206,000.00	1.0000000	0.00	210,755.03	0.00	31.88%	1.421%
Variable Pay Revolving Notes	0.00	0.00	0.0000000	0.00	0.00	0.00	0.00%	1.411%
Certificates	-	-	-	-	1,292,406.54	-	-	-

Beginning Overcollateralization Amount	3,139,170.69
Overcollateralization Amount Increase (Decrease)	86,413.80
Outstanding Overcollateralization Amount	3,225,584.49
Target Overcollateralization Amount	3,225,584.50

Credit Enhancement Draw Amount	0.00
Unreimbursed Prior Draws	0.00

			Number	Percent
	Balance		of Loans	of Balance
Delinquent Loans (30 Days)*	2,956,227.19		117	0.55%
Delinquent Loans (60 Days)*	481,627.85		20	0.09%
Delinquent Loans (90 Days)*	492,652.35		14	0.09%
Delinquent Loans (120 Days)*	293,243.26		11	0.05%
Delinquent Loans (150 Days)*	68,187.38		5	0.01%
Delinquent Loans (180+ Days)*	138,354.65		8	0.03%
REO	-		0	0.00%
Bankruptcy	563,694.56		24	0.11%
Foreclosures	372,626.83		7	0.07%

*Delinquency Figures Do Not include Bankruptcy, Foreclosure, and REO.

	Liquidation To-Date
Beginning Loss Amount	260,881.15
Current Month Loss Amount	97,070.93
Current Month Recoveries	0.00
Ending Loss Amount	357,952.08	0.07%

	Recovery To-Date
Beginning Recovery Amount	275.00
Current Month Recovery Amount	0.00
Ending Recovery Amount	275.00

	Special Hazard		Fraud	Bankruptcy
Beginning Amount	0.00		0.00	0.00
Current Month Loss Amount	0.00		0.00	0.00
Ending Amount	-		-	-

Extraordinary Event Losses	0.00
Excess Loss Amounts	0.00

Capitalized Interest Account
Beginning Balance	0.00
Withdraw relating to Collection Period	0.00
Interest Earned (Zero, Paid to Funding Account)	0.00
To close Capitalized Interest Account - balance due GMAC Mortgage	0.00
Total Ending Capitalized Interest Account Balance as of Payment Date	0.00
Interest earned for Collection Period	0.00
Interest withdrawn related to prior Collection Period	0.00

Prefunding Account
Beginning Balance	0.00
Additional Purchases during Revolving Period	0.00
To adjust initial prefunding deposit amount	0.00
To close prefunding remaining balance transferred to funding account	0.00
Excess of Draws over Principal Collections	0.00
Total Ending Balance as of Payment Date	0.00
Interest earned for Collection Period	0.00
Interest withdrawn related to prior Collection Period	0.00

Funding Account
Beginning Funding Account Balance	15,139,463.64
Deposit to Funding Account	9,799,422.58
Excess Of Draws over Principal Collections	0.00
Payment for Additional Purchases	14,699,936.30
Prefunding balance sent to Funding account	0.00
Add Variable Funding Note	0.00
Ending Funding Account Balance as of Payment Date	10,238,949.92
Interest earned for Collection Period	904.57
Interest withdrawn related to prior Collection Period	592.46

Current Month Repurchases Units	0
Current Month Repurchases ($)	-

Bullet Termination Events	Yes/No
1) Term Notes have been downgraded below AAA/Aaa by S&P
and Moodys, respectively	No

2) Trust failed to receive advance of funds from VPRN holder
or failed to issue and sell an additional VPRN	No

3) Enhancer Default has occurred and is continuing	No

4-A) For 3 consecutive months, the average amount in the Funding
Account not used to purchase additional balances or subsequent mortgage loans is greater than 30% of the amount actually used to
purchase additional balances or subsequent transfer loans.	No

4-B) For 6 consecutive months, the average amount in the Funding
Account not used to purchase additional balances or subsequent mortgage loans is greater than 20% of the amount actually used to
purchase additional balances or subsequent transfer loans.	No

Funding Event	Yes/No
Reserve Sub-Account balance is more than $2,000,000, provided that the
Note Balance of the VPRN has been reduced to zero and the
Overcollateralization Target Amount has been met.	No